UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                Amendment No. 1 (1)


                         RED ROBIN GOURMET BURGERS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  75689M 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.75689M 10 1


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Skylark Co., Ltd.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROU (SEE INSTRUCTIONS)
     (a)  [_]
     (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Japan

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0- (1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0- (1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0- (1)

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

     [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

________________________________________________________________________________

____________
(1) Skylark Co., Ltd. sold all of its share of Red Robin Gourmet Burgers, Inc. in a public offering pursuant to a registration statement filed by Red Robin Gourmet Burgers, Inc. on Form S-3 under the Securities Act of 1933, as amended. Immediately prior to the sale, Skylark Co., Ltd. directly held 1,603,448 shares of common stock of Red Robin Gourmet Burgers, Inc. The remaining 355,225 shares of common stock were held indirectly by Skylark Co., Ltd. through Hibari Guam Corporation, an indirect wholly owned subsidiary of Skylark Co., Ltd. Hibari Guam also sold all of its shares in the public offering.

Item 1(a).  Name of Issuer:

            Red Robin Gourmet Burgers, Inc.

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            5575 DTC Parkway, Suite 110, Greenwood Village, Colorado 80111

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            Skylark Co., Ltd.

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            1-25-8 Nishikubo, Musashinoshi, Tokyo 180-8580 Japan

            ____________________________________________________________________

Item 2(c).  Citizenship:

            Japan

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            Common Stock

            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            75689M 10 1

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            Not applicable.

Item 4.  Ownership:

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  -0- (see cover page)

          ______________________________________________________________________

     (b)  Percent of class:  0.0% (see cover page)

          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:  -0- (see cover page)


          (ii)  Shared power to vote or to direct the vote:  N/A


          (iii) Sole power to dispose or to direct the disposition of:
                -0- (see cover page)


          (iv)  Shared power to dispose or to direct the disposition of: N/A



Item 5.  Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].


         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:

         Not applicable.

         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control
         Person:

         Not applicable.

         _______________________________________________________________________

Item 8.  Identification and Classification of Members of the Group:

         Not applicable.

         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group:

         Not applicable.

          ______________________________________________________________________

Item 10.  Certification:

          Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATE:  February 2, 2004

                                        SKYLARK CO., LTD.,
                                        a Japan corporation


                                        By:    /s/ Hajime Tanaka
                                        ----------------------------------------
                                           Name:  Hajime Tanaka
                                           Title: Director